Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Corporate Contact:	Investor Contact:
Marisa Puthoff	Brian Crenshaw, APR	James Stawski
Edelman Public Relations	US LEC	US LEC
404-262-3000	704-319-1942	704-319-1189
marisa.puthoff@edelman.com	bcrenshaw@uslec.com	jstawski@uslec.com
US LEC ANNOUNCES $10 MILLION
REVOLVING CREDIT FACILITY
CHARLOTTE, N.C. October 26, 2005 –– US LEC Corp. (Nasdaq: CLEC), a telecommunications carrier serving businesses and enterprise organizations throughout the Eastern United States, today announced the closing of a $10 million revolving credit facility with Wachovia Bank, National Association.
“Our successful $150 million refinancing arrangement last year also included plans for the addition of a customary revolver facility,” said J. Lyle Patrick, executive vice president and CFO of US LEC. “US LEC is pleased to add this facility, which strengthens our liquidity position and allows us more flexibility to continue our growth as the leading competitive carrier in our 16-state footprint.”
US LEC ended the third quarter of 2005 with cash of over $37.0 million, up from $35.5 million for the quarter ended June 30, 2005. It should be noted that US LEC made an $8.9 million interest payment on its senior notes shortly after the end of the third quarter.
As previously announced, US LEC will issue its results of operations for the third quarter of 2005 on Wednesday, October 26 prior to the market opening. US LEC will also provide an online Web simulcast and rebroadcast of its third quarter 2005 conference call on Wednesday, October 26, 2005 at 1:00 pm Eastern time.
The live broadcast will be available online at www.uslec.com and www.fulldisclosure.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on October 31, 2005 and a replay via web cast will be available through November 26, 2005.
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About US LEC
Based in Charlotte, N.C., US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 16 Eastern states and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Metro MPLS VPN, Ethernet, Frame Relay, Multi-Link Frame Relay and ATM,

dedicated and dial-up Internet services, managed data and data backup solutions, data center services, conferencing and Web hosting. US LEC also offers selected voice services in 26 additional states and provides enhanced data services, selected Internet services and MegaPOP® (local dial-up Internet access for ISPs) nationwide. For more information about US LEC, visit www.uslec.com.
Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Caution Regarding Forward-Looking Statements” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2004, and in subsequent reports, which are on file with the Securities and Exchange Commission. Unless identified otherwise, all customer statistics and information, other than customer revenue, refer only to “business class” customers. “Business class” excludes customers only purchasing dial-up Internet access, shared hosting and/or VoiceEclipse.
US LEC is a registered service mark of US LEC Corp. US LEC and Design(R) is a registered service mark and trademark of US LEC Corp. StarNet(TM), Fastnet(SM) and MegaPOP(R) are service marks of US LEC Corp.